Exhibit 99.1

Contact:	Dan Turner
302-996-8372
daniel.a.turner@dupont.com

DuPont Announces $700 Million Global Cost Savings and Restructuring Plan for 2016;

Highlights 2016 Macroeconomic Expectations

WILMINGTON, Del., Dec. 11, 2015 — Today DuPont announced a 2016 global cost savings and restructuring plan designed to reduce $700 million in costs compared with 2015. The 2016 cost reductions include a range of structural actions across all businesses and staff functions globally to operate more efficiently by further consolidating businesses and aligning staff functions more closely with the businesses.  The new plan builds on the company’s previous operational redesign initiative.

The plan further simplifies the company’s structure into fewer, larger businesses with integrated functions, leading to sustainable cost reductions, faster decision making and closer connections to end markets.  The company will begin implementation of these changes immediately.

As a result of these actions, the company expects to record a pre-tax charge to earnings of approximately $780 million, consisting of approximately $650 million of employee separation costs and about $130 million of asset-related charges and contract terminations. Approximately 10 percent of DuPont’s global workforce will be impacted.

DuPont also highlighted 2016 macroeconomic expectations.  Given global economic conditions in agriculture and emerging markets, the company expects sales growth in 2016 to be challenging.  Currency headwinds are expected to be about $0.25 per share, due to the continued strengthening of the U.S. dollar primarily against the Brazilian Real.  The company also expects $0.05 to $0.10 per share of pressure from a higher base tax rate, reflecting expectations of the geographic mix of earnings and cost savings that will be recognized primarily in the United States.  The company plans to provide full-year 2016 guidance during its fourth-quarter 2015 earnings announcement scheduled for Jan. 27, 2016.

DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802.

The company believes that by collaborating with customers, governments, NGOs, and thought leaders, we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment.  For additional information about DuPont and its commitment to inclusive innovation, please visit www.dupont.com.

Forward Looking Statements: This document contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses, including timely realization of the expected benefits from the separation of Performance Chemicals. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

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12/11/15